                                                               EXHIBIT 10.8 (ii)

[DIEBOLD LOGO]

               AMENDMENT NO. 1 TO THE 1991 EQUITY AND PERFORMANCE
         INCENTIVE PLAN (AS AMENDED AND RESTATED AS OF FEBRUARY 7, 2001)

            Pursuant to Section 20 of the Diebold, Incorporated Equity and Performance Incentive Plan (As Amended and Restated as of February 7, 2001) (the "Plan"), the Board of Directors of Diebold, Incorporated hereby amends the Plan as follows:

            Section 9(a)(iii) shall be amended to read in its entirety as follows:

            "(iii) Each such Option Right shall become exercisable to the extent of one-fourth of the number of shares covered thereby 1 year after the Date of Grant and to the extent of an additional one-fourth of such shares after each of the next 3 successive years thereafter. Such Option Rights shall become exercisable in full immediately in the event of a Change in Control. Each such Option Right granted under the Plan shall expire 5 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Notwithstanding the foregoing, the Board may provide that Option Rights granted
(A) after August 4, 1998 may become exercisable at an earlier time, but not earlier than one year from the Date of Grant, if the Optionee elects to defer gain on the exercise of such Option Rights, and (B) after October 9, 2001 shall expire not more than 10 years from the Date of Grant."

            The Plan shall not otherwise be supplemented or amended by virtue of this Amendment No. 1 to the Plan, and shall remain in full force and effect.

                                       25